Exhibit 99.1

DUKE ENERGY CORPORATION

ONGOING TO REPORTED EARNINGS RECONCILIATION

December 2007 Quarter-to-Date

(Dollars in millions, except per-share amounts)

		Special Items (Note 1)
	Ongoing Earnings	Costs to Achieve, Cinergy Merger		Settlement Reserves and Adjustments		Discontinued Operations		Total Adjustments	Reported Earnings
SEGMENT EARNINGS BEFORE INTEREST AND TAXES FROM CONTINUING OPERATIONS

U.S. Franchised Electric and Gas	$519	$—		$—		$—		$—	$519

Commercial Power	38	—		—		—		—	38

International Energy	105	—		—		—		—	105

Crescent	9	—		—		—		—	9

Total reportable segment EBIT	671	—		—		—		—	671

Other	(92)	(16	) A	4	A	—		(12)	(104)

Total reportable segment and Other EBIT	$579	$(16)		$4		$—		$(12)	$567

Interest Expense	(186)	—		—		—		—	(186)
Interest Income and Other	48	—		—		—		—	48
Income Taxes from Continuing Operations	(120)	5		(1)		—		4	(116)
Discontinued Operations, net of taxes	—	—		—		(70	) B	(70)	(70)

Net Income	$321	$(11)		$3		$(70)		$(78)	$243

EARNINGS PER SHARE, BASIC	$0.25	$—		$—		$(0.06)		$(0.06)	$0.19

EARNINGS PER SHARE, DILUTED	$0.25	$—		$—		$(0.06)		$(0.06)	$0.19

Note 1 - Amounts for special items are presented net of any related minority interest.

A - Recorded in Operation, maintenance and other (Operating Expenses) on the Consolidated Statements of Operations.

B - Recorded in (Loss) Income From Discontinued Operations, net of tax on the Consolidated Statements of Operations.

Weighted Average Shares (reported and ongoing) - in millions

Basic	1,262

Diluted	1,266